                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                            TIER TECHNOLOGIES, INC.

     James L. Bildner and George K. Ross do hereby certify that:

     FIRST: They are the duly elected and acting Chairman of the Board and Chief Executive Officer, and Senior Vice President and Chief Financial Officer, respectively, of TIER TECHNOLOGIES, INC., a California corporation (the "Corporation").

     SECOND: The Articles of Incorporation of this corporation are amended and restated in full to read as follows:

                                   ARTICLE I

     The name of the Corporation is TIER TECHNOLOGIES, INC.

                                   ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     A. AUTHORIZED CAPITALIZATION. The Corporation is authorized to issue three classes of shares designated "Class A Common Stock," "Class B Common Stock" and "Preferred Stock," respectively. The total number of shares of all classes of stock that the Corporation shall have authority to issue is forty-nine million, nine hundred four thousand, seven hundred sixty-two (49,904,762) shares. The number of shares of Class A Common Stock that the Corporation is authorized to issue is two million, three hundred four thousand, seven hundred sixty-two (2,304,762) shares. The number of shares of Class B Common Stock that the Corporation is authorized to issue is forty-two million, six hundred thousand (42,600,000) shares. The number of shares of Preferred Stock that the Corporation is authorized to issue is five million (5,000,000) shares.

     B.  PREFERRED STOCK.

         1. The Preferred Stock may be issued from time to time in one or more series. Except as otherwise provided in this Article III, the Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock, and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in this Article III or any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of any series subsequent to the issuance of shares of that series.

         2. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK.

            (a) Four Hundred Twenty Thousand Nine Hundred and Fifty Three (420,953) shares of Preferred Stock are designated Series A Convertible Preferred Stock (the "Series A Preferred") with the rights, preferences and privileges specified herein.

            (b)  (i)  Dividend Provisions.  Subject to the rights of series of
                      -------------------
preferred stock which may from time to time come into existence, the holders of shares of the Series A Preferred shall be entitled to receive dividends on the Series A Preferred, when, as and if declared by the Board of Directors, out of any assets legally available therefor, in proportion to the number of shares of Series A Preferred which is held by each such holder. Such dividends shall not be cumulative.

                 (ii) Liquidation Preference. Upon the dissolution, liquidation
                      ----------------------
or winding-up of the Corporation and upon the completion of any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of common stock by reason of their ownership thereof, an amount equal to $5.25 for each outstanding share of Series A Preferred. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the amount of such stock owned by each such holder.

            (c)  Class A Common Stock and Class B Common Stock. Upon the
                 ---------------------------------------------
completion of the distribution to the holders of Series A Preferred required by subparagraph (b)(ii) of this Section 2 and any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") shall be entitled to share all of the remaining assets of the Corporation ratably.

            (d)  (i)  Conversion.  Each share of Series A Preferred shall be
                      ----------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing $4.75 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Class B Common Stock shall be deliverable upon conversion of such shares of Series A Preferred (the "Conversion Price") shall initially be $4.75 per share of Class B Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

                 (ii) Automatic Conversion.  Each share of Series A Preferred
                      --------------------
shall be automatically converted into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing $4.75 by the then-effective Conversion Price applicable to such share: (i) on June 30, 2003; or (ii) immediately upon the closing of the sale of any class of the Corporation's common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Act").

                 (iii) Fractional Shares. No fractional shares of Class B Common
                       -----------------
Stock shall be issued upon conversion of shares of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                 (iv) Mechanics of Conversion.
                      -----------------------

                      (A) In order for a holder of shares of Series A Preferred to convert any such shares into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred, at the office of the transfer agent for the Series A Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of Series A Preferred represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A Preferred, or to his or its nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                      (B) The Corporation shall at all times when shares of Series A Preferred shall be outstanding, reserve and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of all of the shares of Series A Preferred, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred.

                      (C) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the shares of Series A Preferred surrendered for conversion or on the shares of Class B Common Stock delivered upon conversion.

                      (D) All shares of Series A Preferred which shall have been surrendered for conversion as provided by subparagraph (d)(i) in this Section 2 or which are converted automatically as provided by subparagraph (d)(ii) of this
Section 2, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized shares of Series A Preferred accordingly.

                      (E) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Series A Preferred pursuant to this Section 2. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                      (F)  (1) Adjustments to Conversion Price for Certain
                               -------------------------------------------
Diluting Issues: For purposes of this Subsection (d)(iv)(F) of this Section 2,
---------------
the following definitions shall apply:

                              (I) "Options" shall mean rights, options or
                                   -------
warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities, excluding options described in subsection (d)(iv)(F)
(IV)(cc), (dd) and (ff) of this Section 2.

                              (II) "Original Issue Date" shall mean the date on
                                    -------------------
which a share of Series A Preferred was first issued.

                              (III) "Convertible Securities" shall mean any
                                     ----------------------
evidences of indebtedness, shares (other than Series A Preferred or Common Stock or the convertible securities described in Subsection (d)(iv)(F)(IV)(dd) of this
Section 2 or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock.

                              (IV) "Additional Common Shares" shall mean all
                                    ------------------------
shares of Common Stock issued (or, pursuant to Subsection (d)(iv)(F)(3) of this Section 2, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                                   (aa) shares of Common Stock issued or
issuable as a dividend or distribution on shares of Series A Preferred;

                                   (bb) shares of Common Stock issued or
issuable upon conversion of Series A Preferred;

                                   (cc) options or shares of Common Stock that
may be issued from time to time to employees or directors of, or consultants to, the Corporation or its subsidiaries pursuant to options granted under one or more stock option plans or stock purchase plans or agreements approved by the Board of Directors of the Corporation; subject in the case of Messrs. James L. Bildner and William G. Barton to an aggregate limit of 750,000 shares of Common Stock of the Corporation (net of any repurchases of shares or cancellations or expirations of options) so granted during the period beginning on the Original Issue Date and ending on the closing of a firm-commitment underwritten public offering of the Corporation's common stock registered under the Act, and as adjusted for all subdivisions and combinations;

                                   (dd) options, convertible securities or
shares of Common Stock that may be issued from time to time in connection with acquisitions of stock or assets or other business combinations;

                                   (ee) shares of Common Stock for which
adjustment of the Conversion Price is made pursuant to Subsections (d)(iv)(G),
(H) and (I)(2) of this Section 2; and

                                   (ff) shares of Common Stock issuable upon
exercise of options which are outstanding on the Original Issue Date.

                         (2) No Adjustment of Conversion Price. Notwithstanding
                             ---------------------------------
 anything in Section 2 to the contrary, no adjustment in the number of shares of Class B Common Stock into which the shares of Series A Preferred are convertible shall be made, by adjustment in the Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection
 (d)(iv)(F)(V) of this Section 2) for an Additional Common Share issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Common Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred agreeing that no such adjustment shall be made as the result of the issuance of Additional Common Shares.

                         (3)  (I) Deemed Issue of Additional Common Shares. If
                                  ----------------------------------------
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of

Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue, provided that Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection
(d)(iv)(F)(v) of this Section 2 hereof) of such Additional Common Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, as the case may be, and provided further that in any such case in which Additional Common Shares are deemed to be issued:

                              (II) No further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock issued upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (III) If such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall effect an adjustment of the Class B Common Stock previously issued upon conversion of the Series A Preferred);

                              (IV) Upon the expiration or termination of any
unexercised Option or Convertible Security, the Conversion Price computed upon the original issue thereof shall be readjusted to reflect such expiration or termination; and

                              (V) No readjustment pursuant to subparagraphs III
or IV above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Common Shares between the original adjustment date and such readjustment date.

                         (4)  Adjustment of Conversion Price Upon Issuance of
                              -----------------------------------------------
Additional Common Shares. In the event the Corporation, at any time after the
------------------------
Original Issue Date, shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Subsection (d)(iv)(F)(3) of this
Section 2), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Common Shares so issued would purchase at such Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of Additional Common Shares so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Common Shares causing the adjustment in question.

                         (5) Determination of Consideration.  For purposes of
                             ------------------------------
this Subsection (d)(iv)(F)(5) of this Section 2, the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

                              (I) Cash and Property:  Such consideration shall:
                                  -----------------

                                   (aa) insofar as it consists of cash, be
computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (bb) insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (cc) in the event Additional Common Shares
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (aa) and (bb) above, as determined in good faith by the Board of Directors.

                              (II) Options and Convertible Securities.  The
                                   ----------------------------------
consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Subsection (d)(iv)(F)(3) of this Section 2, relating to Options and Convertible Securities, shall be determined by dividing,

                                   (aa) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                   (bb) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                              (III) Multiple Closing Dates. In the event the
                                    ----------------------
Corporation shall issue on more than one date Additional Common Shares which are comprised of shares of the same series or class of preferred shares, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

                      (G) Adjustment for Share Splits and Combinations. If the
                          --------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                      (H) Adjustment for Certain Dividends and Distributions. In
                          --------------------------------------------------
the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                         (1) the numerator of which shall be the total number of
shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                         (2) the denominator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of shares of Series A Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred had been converted into shares of Common Stock on the date of such event.

                      (I) Adjustments for Other Dividends and Distributions. In
                          -------------------------------------------------
the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Series A Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the shares of Series A Preferred been converted into shares of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of shares of Series A Preferred; and provided further, however, that no such adjustment shall be made if the holders of shares of Series A Preferred simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred had been converted into shares of Common Stock on the date of such event.

                         (1) Adjustment for Reclassification, Exchange, or
                             ---------------------------------------------
Substitution. If the shares of Class B Common Stock issuable upon the conversion
------------
of the shares of Series A Preferred shall be changed into the same or a different number of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each such share of Series A Preferred shall have the right thereafter to convert such share into the kind and amount of capital stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class B Common Stock into which each such share of Series A Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                         (2) Adjustment for Consolidation or Merger. In case of
                             --------------------------------------
any consolidation or merger of the Corporation with or into another corporation (except one in which the holders of capital shares of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority by voting power of the capital shares of the surviving corporation) or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of shares of Class B Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 2 set forth with respect to the rights and interest thereafter of the holders of shares of Series A Preferred, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any capital shares or other property thereafter deliverable upon the conversion of the shares of Series A Preferred.

                              (J) No Impairment. The Corporation will not, by
                                  -------------
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series A Preferred against impairment.

                              (K) Certificate as to Adjustments. Upon the
                                  -----------------------------
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Series A Preferred.

                              (L) Notice of Record Date.  In the event:
                                  ---------------------

                                   (1) that the Corporation declares a dividend
(or any other distribution) on its Class B Common Stock payable in shares of Common Stock or other securities of the Corporation;

                                   (2) that the Corporation subdivides or
combines its outstanding shares of Class B Common Stock;

                                   (3) of any reclassification of the Class B
Common Stock (other than a subdivision or combination of its outstanding Class B Common Stock or a share dividend or share distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                         (4) of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred, and shall cause to be mailed to the holders of the Series A Preferred at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (I) below or twenty days before the date specified in (II) below, a notice stating

                               (I) the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Class B Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                              (II) the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class B Common Stock of record shall be entitled to exchange their shares of Class B Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

            (e) Voting Rights. In addition to possessing any voting rights
                -------------
provided for by the California Corporations Code, the holders of the Series A Preferred shall vote as a class with the holders of the Class B Common Stock on all matters and shall have the same voting rights as the holders of the Class B Common Stock, based upon the number of shares of Class B Common Stock into which each holder's shares of Series A Preferred are convertible.

            (f) Status of Converted Series A Preferred. In the event any shares
                --------------------------------------
of Series A Preferred shall be converted pursuant to Section 2 hereof, the Shares so converted shall be canceled and shall not be reissuable by the Corporation.

     C. CLASS A COMMON STOCK. The shares of Class A Common Stock and shares of Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as set forth in this paragraph C and in paragraph D of this Article III. Upon dissolution of the Corporation, the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and the payment of any liquidation preference of any outstanding shares of Preferred Stock.

            1.  DIVIDENDS.

            (a) Subject to the rights of the Series A Preferred set forth in Section B.2.(b)(i) of this Article III, and subject to the provisions of Section C.1(b) below with respect to dividends or distributions in shares of Class A Common Stock or shares of Class B Common Stock: (i) such dividends or distributions as may be determined from time to time may be declared and paid or made upon each share of Class A Common Stock out of any source at the time lawfully available for the payment of dividends, provided that concurrently identical dividends or distributions are declared and paid or made upon each share of Class B Common

Stock and (ii) such dividends or distributions as may be determined from time to time may be declared and paid or made upon each share of Class B Common Stock out of any source at the time lawfully available for the payment of dividends, provided that concurrently identical dividends or distributions are declared and paid or made upon each share of Class A Common Stock.

            (b) No dividend may be declared or paid or made upon any share of the Corporation in shares of Class A Common Stock. Subject to the rights of the Series A Preferred set forth in Section B.2.(b)(i) of this Article III: (i) in the event that a dividend or distribution is declared and paid or made upon shares of Class A Common Stock in shares of Class B Common Stock, concurrently an identical dividend or distribution must be declared and paid or made upon each share of Class B Common Stock in shares of Class B Common Stock and (ii) in the event that a dividend or distribution is declared and paid or made upon shares of Class B Common Stock in shares of Class B Common Stock, concurrently an identical dividend or distribution must be declared and paid or made upon each share of Class A Common Stock in shares of Class B Common Stock.

         2. STOCK COMBINATIONS AND SUBDIVISIONS. The Corporation shall not effect a combination (reverse stock split) or a subdivision (stock split) of either the Class A Common Stock or the Class B Common Stock except in compliance with the following: (i) the Class A Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock, (ii) the Class B Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class A Common Stock and (iii) neither the Class A Common Stock nor the Class B Common Stock shall be combined or subdivided unless an amendment to these Amended and Restated Articles of Incorporation is approved by (in addition to any other approval by holders of shares of the Corporation which may be required) the holders of shares of Class B Common Stock as provided in subsection D.3(c) of this Article III.

         3. VOTING. Subject to the provisions of subsections B.2(e) and D.3 of this Article III and except as otherwise required by applicable law related to class voting rights, the holders of Class A Common Stock shall vote together with the holders of Class B Common Stock as a single class, provided that the holders of Class A Common Stock shall have ten (10) votes per share and the holders of Class B Common Stock shall have one (1) vote per share on all matters that may be submitted to a vote or consent of the shareholders. Without limiting the generality of the foregoing:

            (a) With respect to the election of Directors (whether such election is by vote at a meeting of shareholders or by written consent of shareholders), the holders of Class A Common Stock, Class B Common Stock and Series A Preferred shall be entitled, voting as a single class to elect the remaining Directors not subject to the priority right of the holders of Class B Common Stock to elect one or more Directors as set forth in Subsection D.3(a) of this Article III. Vacancies on the Board of Directors created by (i) the death, resignation or removal of a Director who was elected by the holders of Class A Common Stock, Class B Common Stock and Series A Preferred voting as a single class or (ii) by an increase in the authorized number of Directors if such vacancy is not to be filled by the holders of Class B Common Stock voting as a separate class in accordance with Section D.3(a) of this Article III, may be filled by those Directors (acting by majority vote, though less than a quorum, or by the act of a sole remaining Director) who were elected by the holders of Class A Common Stock, Class B Common Stock and Series A Preferred voting as a single class.

            (b) Except as may otherwise be required by law, any Director elected by the holders of Class A Common Stock, Class B Common Stock and Series A Preferred voting as a single class, or who was elected by those Directors who were elected by the holders of Class A Common Stock, Class B Common Stock and Series A Preferred Stock voting as a single class to fill a vacancy, may be removed from office with or without cause by the holders of shares of Class A Common Stock, Class B Common Stock and Series A Preferred voting as a single class, provided that, to the extent permitted by applicable law, any such Director may be removed for cause by the Board of Directors.

         4. CONVERSION.

            (a) Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class A Common Stock, into one fully paid and non-assessable share of Class B Common Stock.

            (b) Each share of Class A Common Stock shall automatically be converted into one share of Class B Common Stock in the event that the record or beneficial ownership of such share of Class A Common Stock shall be transferred in any manner or for any reason, voluntarily or involuntarily, by operation of law or otherwise, provided, however, that if the beneficial or record ownership
                  ------------------
of such share of Class A Common Stock is transferred (i) by any holder of Class A Common Stock to a voting trust created for the holders of Class A Common Stock ("Voting Trust"), (ii) from such Voting Trust to the holder that transferred such share of Class A Common Stock into the Voting Trust, or (iii) to any person who was the beneficial holder of fifteen percent (15%) or more of the issued and outstanding shares of Class A Common Stock (and who was also either the record holder of such shares of Class A Common Stock or the record holder of one or more voting trust certificates ("Voting Trust Certificates") for such shares of Class A Common Stock held in the Voting Trust) as of the date of filing of these Amended and Restated Articles of Incorporation with the California Secretary of
State   (the "Filing Date"), regardless of the number of such shares of Class A
Common Stock, if any, held by such person on any subsequent date (each such person being referred to as a "15% Class A Holder"), (including, for purposes of this clause (iii), transfers to 15% Class A Holders which occur by means of a transfer of record or beneficial ownership of one or more Voting Trust Certificates), then such share of Class A Common Stock which is transferred as described in clause (i), (ii) or (iii) shall not be converted into a share of Class B Common Stock, and provided, further, that any share of Class A Common
                      ----------------------
Stock which is transferred as described in clause (i), (ii) or (iii) shall remain subject to the provisions of this Section C.4 of Article III. A pledge of Class A Common Stock as security for an obligation of a holder of such stock shall not be considered a transfer for purposes of this paragraph, unless and until beneficial ownership is transferred to the pledgeholder. The conversion into Class B Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer, and the person or persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on that date. For purposes of this Section C.4 of

Article III, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the Filing Date.

            (c) Before any shares of Class B Common Stock shall be delivered upon conversion, the holder of shares of Class A Common Stock whose shares have been converted into Class B Common Stock shall deliver the certificate(s) representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such conversion), specifying the place where the Common Stock issued in conversion thereof shall be sent. The endorsement of the certificates shall be in a form satisfactory to the Corporation or such agent, as the case may be.

            (d) The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Class B Common Stock shall not be sufficient to effect conversion of the then outstanding Class A Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class B Common Stock to such number as shall be sufficient for such purposes.

            (e) The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock on conversion of Class A Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable with respect to the issuance of any Class B Common Stock in a name other than that in which the Class A Common Stock so converted was registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (f) All shares of Class B Common Stock which may be issued upon conversion of the shares of Class A Common Stock will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

            (g) All certificates representing shares of Class A Common Stock surrendered for conversion or otherwise acquired by the Corporation (all such shares being referred to as "Converted Shares") shall be appropriately canceled on the books of the Corporation. Such shares shall not be reissuable by the Corporation and the authorized number of shares of Class A Common Stock of the Corporation shall be reduced by such amount. Within ninety (90) days after each anniversary of the Filing Date referred to in subsection C.4(b)
of this Article III the Corporation shall file with the California Secretary of State an amendment (a "Reduction Amendment") to these Amended and Restated Articles of Incorporation to reflect the reduction in the authorized number of shares of Class A Common Stock by an amount equal to the number of Converted Shares which have become Converted Shares since the most recent to occur of the Filing Date or the date of filing of the immediately prior Reduction Amendment or other amendment to these Amended and Restated Articles of Incorporation ("Other Amendment") (such shares being referred to as "New Converted Shares"), provided that, (i) the Corporation shall not be required to file a Reduction
-------------
Amendment unless the number of New Converted Shares shall equal at least 50,000 (adjusted for any stock dividends, combinations or subdivisions subsequent to the Filing Date), (ii) if on any occasion the Corporation shall elect to file an Other Amendment, then it shall include in such Other Amendment provisions to reflect any reduction in the authorized number of shares of Class A Common Stock due to such shares having become New Converted Shares since the most recent to occur of the Filing Date or the date of filing of the immediately prior Reduction Amendment or Other Amendment, and (iii) if one or more Reduction Amendments cannot be filed with the California Secretary of State without obtaining approval of some or all of the shareholders of the Corporation, the Corporation shall not be required to file such Reduction Amendments, and in that case it shall follow the procedure indicated in clause (ii) above, and when all of the authorized shares of Class A Common Stock have been converted or otherwise reacquired by the Corporation the Class A Common Stock shall be automatically eliminated and these Amended and Restated Articles of Incorporation shall be amended to eliminate any statement of rights, preferences, privileges and restrictions relating solely to the Class A Common Stock.

     D.  CLASS B COMMON STOCK.

         1. DIVIDENDS AND DISTRIBUTIONS. Subject to the provisions of Sections B.2(b)(i) and C.1 of this Article III, dividends and distributions may be declared and paid or made upon the Class B Common Stock as may be permitted by applicable law.

         2. STOCK COMBINATIONS AND SUBDIVISIONS. Subject to the provisions of paragraph C.2 of this Article III, the Class B Common Stock may be combined or subdivided in such manner as may be permitted by applicable law.

         3. VOTING. The holders of the Class B Common Stock shall have the voting rights set forth below in addition to the rights set forth in Section C.3 of this Article III:

             (a) With respect to the election of the Board of Directors (whether such election is by vote at a meeting of shareholders or by written consent of shareholders), the holders of Class B Common Stock, voting as a separate class, shall be entitled to elect that number of Directors which is the largest integral number which is less than fifty percent (50%) of the authorized number of Directors. Such election shall be from a slate of Director nominees separate from a slate of Director nominees from which holders of Class A Common Stock, Class B Common Stock and Series A Preferred voting as a single class shall elect Directors. Vacancies on the Board of Directors created by (i) the death, resignation or removal of a Director who was elected by the holders of Class B Common Stock or (ii) by an increase in the authorized number of Directors, if such vacancy is to be filled by the holders of Class B Common Stock voting as a separate class in accordance with the immediately preceding sentence, may be filled by those Directors (acting by majority vote, though less than a quorum, or by the act of a sole remaining Director) who were elected by the holders of Class B Common Stock.

          (b) The holders of Class B Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of Class B Common Stock; provided that, to the extent permitted by applicable law, any such Director may be removed for cause by the Board of Directors.

          (c) The Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Class B Common Stock, voting together as a single class:

                    (i) increase the total number of authorized shares of Class A Common Stock; or

                    (ii) amend these Amended and Restated Articles of Incorporation or the Corporation's Bylaws if such amendment would change any of the rights, preferences or privileges provided for the benefit of the Class B Common Stock or would increase the rights, preferences or privileges of the Class A Common Stock.

          (d) At any meeting of the Corporation's shareholders at which directors are elected or at which a vote is taken on the removal of a director or directors elected by the holders of Class B Common Stock pursuant to subsection D.3(a) of this Article III, then, in addition to any other quorum requirement which must be satisfied, the presence, either in person or by proxy, of the holders of a majority of the then outstanding shares of Class B Common Stock shall be required to constitute a quorum for such meeting.

     E. VOTING RIGHTS IF ONLY ONE CLASS OUTSTANDING. Notwithstanding anything in these Amended and Restated Articles of Incorporation to the contrary, the holders of Class B Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock or Preferred Stock are issued and outstanding, the holders of Class A Common Stock shall have exclusive voting power on all matters at any time when no shares of Class B Common Stock or Preferred Stock are issued and outstanding, and the holders of Preferred Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock or Class B Common Stock are issued and outstanding.

                                   ARTICLE IV

     A. LIABILITY FOR MONETARY DAMAGES. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. INDEMNIFICATION. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the

Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set for in Section 204 of the Corporations Code.

                                   ARTICLE V

     Effective on the first date when the Corporation has outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automated Quotation System (or any successor national market system) and has at least 800 holders of its equity securities as of the record date for the Corporation's most recent annual meeting of shareholders, the ability of shareholders to cumulate votes in the election of directors shall be automatically eliminated.

     THIRD: The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     FOURTH: The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the Amended and Restated Articles of Incorporation is 2,284,762 shares of Class A Common Stock, 3,335,238 shares of Class B Common Stock and 420,953 shares of Preferred Stock. The number of shares of each class voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required of each class entitled to vote was a majority of the shares of Class A Common Stock, a majority of the shares of Class B Common Stock, a majority of the shares of Preferred Stock and a majority of all such shares voting together as a class.

     James L. Bildner and George K. Ross further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Dated:  Decmber 3, 1997, at Walnut Creek, California

/s/  James L. Bildner
---------------------
James L. Bildner
Chairman of the Board and
Chief Executive Officer

/s/  George K. Ross
-------------------
George K. Ross
Senior Vice President and
Chief Financial Officer